Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 30, 2004, with respect to the consolidated financial statements and schedule of RAG American Coal Holding, Inc. and our report dated August 19, 2004, with respect to the consolidated financial statements of Foundation Coal Holdings, Inc. (Successor in interest to Foundation Coal Holdings, LLC) both included in the Registration Statement (Form S-1 No. 333-          ) and related Prospectus of Foundation Coal Holdings, Inc. dated August 20, 2004.

/s/ Ernst & Young LLP

Baltimore, Maryland
August 19, 2004